Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CAREDX, INC.
CareDx, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:
A.The name of the Corporation is CareDx, Inc. The Corporation was originally incorporated under the name “Hippocratic Engineering, Inc.”, and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is December 21, 1998.
B.This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, and has been duly approved by the stockholders of the Corporation.
C.Article V of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
“ARTICLE V
5.1    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
5.2    Number of Directors; Election; Terms.
(a) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, prior to the Corporation’s annual meeting of stockholders to be held in 2027, the directors of the Corporation shall be and is divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Each director elected prior to the Corporation’s 2025 annual meeting of stockholders shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. Following the expiration of the terms of: (A) the Class II directors at the Corporation’s annual meeting of stockholders in 2025, (B) the Class III directors at the Corporation’s annual meeting of stockholders in 2026 and (C) the Class I directors at the annual meeting of stockholders in 2027, the directors whose terms expire at each such meeting shall be elected for a term of one year, expiring the earlier of (i) the succeeding annual meeting of stockholders or (ii) the election and qualification of such director’s successor or such director’s earlier death, resignation or removal. Each director elected as a successor to a director in office shall have the remaining term of office of the director he or she succeeded, except that, if such successor director is elected at an annual meeting of stockholders at which the term of the director succeeded by such successor director expired, such term shall extend until the succeeding annual meeting of stockholders. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if, prior to the Corporation’s annual meeting of stockholders to be held in 2027, the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
(c) Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.
(d) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
5.3    Removals. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors:
(a) Prior to the Corporation’s annual meeting of stockholders to be held in 2027, a director may be removed from office by the stockholders of the Corporation only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon; and
(b) From and after the election of directors at the Corporation’s annual meeting of stockholders to be held in 2027, the Board of Directors shall cease to be classified and a director may be removed from office by the stockholders of the Corporation with or without cause by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon.
5.4    Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. Prior to the Corporation’s annual meeting of stockholders to be held in 2027, a person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall be duly elected and qualified, or until his or her earlier death, resignation or removal. After the Corporation’s annual meeting of stockholders to be held in 2027, a person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders of the Corporation held after such election by the Board of Directors and until his or her successor shall be duly elected and qualified, or until his or her earlier death, resignation or removal.”
D.Section 8.1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
“8.1    Limitation of Personal Liability.

(a) To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
(b) To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, modification or repeal of the foregoing sentences shall not adversely affect any right or protection of an officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Reginald Seeto, a duly authorized officer of the Corporation, on June 16, 2023.

/s/ Reginald Seeto, MBBS
Reginald Seeto
President and Chief Executive Officer
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